Exhibit 99.1

                            PRO FORMA FINANCIAL DATA

Introduction

        The following pro forma financial data is based upon the historical financial statements of Noble International, Ltd. (the "Company") and has been prepared to illustrate the effects of the November 1997 acquisitions of Noble Metal Products, Inc. ("NMP") (formerly DCT Components Systems, Inc.), which included the acquisition of Competitive Technologies Investment Company ("CTIC"), and Utilase, Inc. ("Utilase") (collectively the "Closing Acquisitions"), as well as the November 1997 initial public offering of the Company's Common Stock (the "Offering"). The effects of the Offering proceeds have been isolated from the effects of the Closing Acquisitions, except to the extent that the Offering proceeds were used to finance the Closing Acquisitions. The pro forma financial data gives effect to the Closing Acquisitions and the Offering as if they had been completed on January 1, 1997. The Closing Acquisitions are reflected using the purchase method of accounting for business combinations.

        The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual results of operations of the Company that actually would have been obtained if the Closing Acquisitions had been consummated on the date specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

        Adjustments to the pro forma combined operating results for the Closing Acquisitions and the Offering include changes in depreciation and amortization to reflect the cost basis of assets acquired; changes to selling, general and administrative expenses to remove non-recurring expenses and salaries to officers and shareholders; changes in interest expense to reflect debt incurred in financing the Closing Acquisitions; and changes to the provision for income taxes to reflect reductions resulting from the pro forma adjustments. The pro forma financial data is based upon certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith.

               NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Year Ended December 31, 1997
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                                                                    Noble                             Closing
                                                  Noble             Metal                         Acquisitions and    Adjusted Pro
                                              International,      Products,                       Related Proceeds       Forma
                                                   Ltd.             Inc.         Utilase, Inc.    Adjustments (a)       Combined
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                       $   24,363         $22,284          $14,985                             $ 61,632
Cost of sales                                       16,777          19,411            8,555                               44,743
----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                         7,586           2,873            6,430                               16,889
Selling, general and
 administrative expense                              5,698           2,190            3,228           1,120(b)            11,225
                                                                                                        (91)(c)
                                                                                                       (528)(d)
                                                                                                         85(e)
                                                                                                       (477)(f)
----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                     1,888             683            3,202            (109)               5,664
Interest expense                                       755             926              530            (342)(g)            2,642
                                                                                                        (90)(h)
                                                                                                        863(i)
Sundry, net                                            (37)             10              232              22(j)               353
                                                                                                        126(k)
----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                  1,096            (233)           2,904            (392)               3,375
Income tax expense                                     379             (17)           1,097            (311)(l)            1,147
----------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                    717            (216)           1,807             (81)               2,228
Preferred stock
 dividends                                             144              71               --                                  215
----------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) on common shares            $      573         $  (287)         $ 1,807             ($81)           $  2,013
----------------------------------------------------------------------------------------------------------------------------------
Earnings per
 common share                                   $     0.13
----------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding       4,285,134

--------------------------------------------------------------------------------
                                                Other
                                              Proceeds      Pro Forma
                                             Adjustments    Combined
-------------------------------------------------------------------------------
Net sales                                                   $ 61,632
Cost of sales                                                 44,743
--------------------------------------------------------------------------------
Gross profit                                                  16,889
Selling, general and
 administrative expense                                       11,225

--------------------------------------------------------------------------------
Operating profit                                               5,664
Interest expense                                (1,309)(m)     1,333

Sundry, net                                                      353

--------------------------------------------------------------------------------
Earnings (loss) before income taxes              1,309         4,684
Income tax expense                                 445(n)      1,592
--------------------------------------------------------------------------------

Net earnings (loss)                                864         3,092
Preferred stock
 dividends                                                       215
--------------------------------------------------------------------------------

Net earnings (loss) on common shares           $   864      $  2,877
--------------------------------------------------------------------------------

Earnings per
 common share                                               $   0.40
--------------------------------------------------------------------------------

Weighted average common shares outstanding                  7,187,326

     The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual results of operations of the Company that would have been obtained, nor is it necessarily indicative of the results of operations that may be achieved in the future.

------------------
(a) Includes adjustments directly attributable to the acquisitions of NMP and Utilase, including the application of proceeds of the Offering related thereto.

(b) Reflects amortization of goodwill over 20 years relating to the Utilase Acquisition totaling $695,999, amortization of goodwill over 20 years relating to the Final NMP Acquisition totaling $224,208, and amortization over 7 years of the covenants not to compete obtained in connection with the Utilase Acquisition totaling $200,000.

(c) Reflects the reversal of bonus expense at Utilase to actual for 1997 totaling $91,000.

(d) Reflects the elimination of rent expense in the amount of $528,200 as a result of the purchase of CTIC.

(e) Reflects additional depreciation of $84,736 resulting from the purchase of CTIC.

(f) Reflects the corporate allocation expenses incurred by Utilase which ceased upon its acquisition by Noble.

(g) Reflects the capitalization of interest expense at Utilase in connection with construction in progress totaling $341,815.

(h) Reflects the interest expense savings totaling $89,834 resulting from the repayment of the 10%, $960,000 payable to NMP.

(i) Reflects additional interest expense of $291,134 relating to the purchase of CTIC and imputed interest expense of $571,653 relating to the promissory notes delivered in connection with the Utilase Acquisition.

(j) Reflects additional rent income of $22,500 attributable to the purchase of CTIC.

(k) Reflects elimination of the equity loss in the unconsolidated affiliate, NMP, totaling $125,884.

(l) Reflects the tax effect of the pro forma adjustment amounting to $231,769 and the presumed utilization of the NMP loss for the year ended December 31, 1997 providing a total benefit of $79,390.

(m) Reflects interest expense savings totaling $1,309,074 resulting from the reduction of debt through application of the Offering proceeds. These savings include the repayment of debt totaling $14.055 million at a weighted average interest rate of 10.3%. Debt included approximately $700,000 of prepaid Offering expenses.

(n) Reflects the tax effects, at 34%, of the Offering proceeds adjustments.